Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BULLFROG GOLD CORP.

Bullfrog Gold Corp. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST. The amendments to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, as set forth below, were duly adopted by the Board of Directors by written consent in accordance with the provisions of Sections 141 and 242 of the DGCL, declaring said amendments to be advisable and directing that said amendments be considered for approval by the stockholders of the Corporation by written consent.

SECOND. That the amendments set forth below were approved by the stockholders of the Corporation by written consent in accordance with Sections 228 and 242 of the DGCL, which written consent was signed by holders representing the necessary number of shares, as required by the DGCL, to vote in favor of the amendment and that the said amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD. That upon the Effective Time of this Certificate of Amendment, Article I of the Amended and Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Augusta Gold Corp.”

FOURTH. That upon the Effective Time of this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as amended, is hereby amended by adding the following to the end of Article IV.A:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every six (6) shares of the Corporation’s issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding or held by the Corporation in treasury stock immediately prior to 12:01 a.m. Eastern Standard Time on January 26, 2021 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, provided that in the event a stockholder would otherwise be entitled to a fraction of a share of Common Stock pursuant to the provisions of this Article (taking into consideration all shares of Common Stock owned by such stockholder), such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.”

FIFTH. Except as herein amended, the Corporation’s Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

SIXTH. The Effective Time of this Certificate of Amendment will be January 26, 2021 at 12:01 a.m. Eastern Standard Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 11th day of January, 2021.

BULLFROG GOLD CORP.

By:	(signed) Tom Ladner

Its:	Vice President, Legal